EXHIBIT 99.2

Philip Morris International Inc.

2010 Second-Quarter Earnings Conference Call

July 22, 2010

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a news release containing detailed information on our 2010 second-quarter results. You may access the release on our web site at www.pmi.com.

(SLIDE 2.)

During our call today, we will be talking about results in the second quarter of 2010 and comparing them with the same period in 2009 unless otherwise stated. References to volumes are for PMI shipments. Industry volume and market shares are the latest data available from a number of internal and external sources. Net revenue data excludes excise taxes. “Acquisitions”, for the purposes of this presentation, also include our business combination with Fortune Tobacco Corporation in the Philippines.

You will find data tables showing how we made adjustments to net revenues and operating companies income, or “OCI”, for currency, acquisitions, asset impairment and exit costs, free cash flow calculations, and adjustments to Earnings per Share, or “EPS”, as well as reconciliations to U.S. GAAP measures, at the end of today’s web cast slides, which are posted on our web site.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results, and I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and news release for a review of the various factors that could cause actual results to differ materially from projections.

It is now my pleasure to introduce Hermann Waldemer, Chief Financial Officer.

Hermann.

HERMANN WALDEMER

(SLIDE 4.)

Thank you, Nick, and welcome ladies and gentlemen. I am pleased to report that we had another strong quarter, with results in line with the business expectations that we shared with you during our Investor Day last month.

(SLIDE 5.)

At that time, we announced a reported diluted EPS guidance for 2010 of $3.70 to $3.80, based on the then prevailing exchange rates. Since then, concerns surrounding the future of the Euro-zone have calmed somewhat and the Euro has therefore strengthened against the US Dollar. Based on currently prevailing exchange rates, we expect to achieve a reported diluted EPS for 2010 of $3.75 to $3.85. This guidance represents a strong growth rate of 16% to 19% compared to $3.24 in 2009, and approximately 14% to 17% excluding currency.

Let me now turn to a brief review of our quarterly results.

(SLIDE 6.)

Cigarette volume in the quarter was 241.0 billion units, up by 8.0% on a reported basis, and by 0.3%, excluding the additional 17.2 billion units generated by our business combination with Fortune Tobacco Corporation in the Philippines.

(SLIDE 7.)

Our shipments in the quarter were also boosted by the build-up of stocks at our distributor in Japan. At the end of June, the inventories at our distributor in Japan were approximately 3.4 billion units higher than at the same time last year. We expect these stock levels to be sufficient to meet the forecasted higher demand from retailers and consumers ahead of the October tax and price increases. The depletion of these stocks will result in a significant reduction in shipments to Japan in the second half of this year. Finally, we expect the revaluation of inventories held by our distributor to benefit our income during the fourth quarter of 2010.

(SLIDE 8.)

Our volume performance in the quarter was achieved thanks to our superior and broad brand portfolio. The volume of our top ten international brands increased by 3.6%, helped of course by Japan. Not surprisingly, in the current economic environment, our low-price brands have performed particularly well. In addition, our key premium and mid-price brands are also performing solidly.

Parliament achieved a volume growth of 2.3% in the quarter, with Japan, Korea and Russia more than offsetting the impact of tax-driven consumer downtrading in Turkey. Marlboro volume declined by just 0.5%, as higher volume in North Africa, the Middle East, Japan, Korea and the Philippines largely offset a decline in the EU Region, attributable to a continued challenging environment for premium brands. Chesterfield’s vibrancy is confirmed by a 6.2% volume growth in the quarter, despite continued downtrading in Spain, one of its key markets. Finally, L&M achieved a stable volume overall, thanks to growth in Algeria, Egypt, Germany, Greece, the Netherlands, Slovakia and Thailand, which compensated for volume declines in Eastern Europe and Turkey.

(SLIDE 9.)

Our competitiveness is confirmed by our continued favorable share trends in both OECD and non-OECD markets.

(SLIDE 10.)

I would like, in particular, to highlight our strong performance in Russia. Our market share grew by a further 0.2 share points to 25.5% in the second quarter, thanks mainly to the growth of mid-price Chesterfield and low-price Bond Street, as well as a resilient performance from above premium-price Parliament, the volume of which was up in the quarter. It should be noted that Bond Street is now mostly gaining share from competitive brands in the same price segment.

Overall, in the second quarter, our volume increased by 4.9%, indicating that the total market is stabilizing.

(SLIDE 11.)

Consumer downtrading continues to moderate in Russia, as evidenced by the fact that this year’s second quarter 3.3% decline in the sales to the trade of PMI premium brands was the lowest in the last 18 months.

(SLIDE 12.)

During the second quarter, we were able to grow our premium volume in several emerging markets, such as Algeria and Indonesia. These economies are generally emerging faster from the economic downturn than those in Europe, where price sensitivity remains high. Increased employment levels remain key to a global resumption of consumer uptrading. We are also concerned about the growth of illicit trade in markets that have recently implemented significant excise tax increases, such as Greece, Pakistan, Romania and Turkey.

(SLIDE 13.)

Higher prices in nearly all key markets enabled us to achieve a favorable pricing variance of $341 million in the second quarter. Furthermore, we have just implemented a two to three Ruble price increase in Russia.

(SLIDE 14.)

We learned from the media last Friday that the Ministry of Finance in Japan has approved Japan Tobacco’s application to amend its retail prices this coming October. The new price list represents increases of between 100 and 140 Yen per pack for Japan Tobacco’s key brands, well above the excise tax pass-on of 82 Yen per pack. PMI’s distributor has also submitted a request to the Ministry of Finance for an increase on PMI brands effective in October, and awaits their response.

(SLIDE 15.)

We were able to more than offset both the recent large excise tax increase in Australia and the higher VAT rate in Spain through higher prices. We are pleased that the Italian Government has introduced, through a Decree, a reinforced Minimum Excise Tax system.

(SLIDE 16.)

In Greece, if we had fully passed on the tax increases, the price gap between Marlboro and the lowest-priced brands would have expanded from €1.20 to €2.45. This would have rendered the brand completely uncompetitive, and therefore we were forced to partially absorb these tax increases. Marlboro has nevertheless been under pressure, as the significant increase in prices in a difficult economic environment has resulted in consumer downtrading and a sharp market contraction. We have, however, been able to largely offset share losses on Marlboro through the re-launch of L&M, which grew to a market share of 6.1% in June. The unfavorable price/volume/mix variance in Greece was a considerable drag on the EU Region’s OCI in the quarter.

(SLIDE 17.)

PMI’s net revenues reached $7.1 billion in the quarter, an increase of 15.1% compared to last year, and a very robust increase of 5.3%, excluding currency and acquisitions.

(SLIDE 18.)

Our active cost management and productivity saving programs are being used to offset the previously communicated increases in leaf and direct material costs. During the second quarter, we were able to grow adjusted OCI by 7.4%, excluding currency and acquisitions.

(SLIDE 19.)

Let me now briefly review our results on a regional basis, starting with the EU Region where net revenues and OCI were down slightly, excluding currency. More than three quarters of our 6.2% volume decline in the EU Region is attributable to lower total markets, in particular in Spain where the market continued to decline at a double-digit rate. Our year-to-date June cigarette share in Germany of 35.6% is 1.8 share points below the previous year’s level, but it is showing a sequential improvement, and L&M remains the fastest-growing brand on the market. In the EU Region, excluding Greece, our favorable pricing variance in the second quarter was one and a half times our unfavorable volume/mix variance. During this period, the share of Marlboro grew notably in Italy, the

Netherlands, Poland, Portugal and Slovakia, while L&M increased its share notably in Belgium, the Czech Republic, Germany, Greece, the Netherlands, Slovakia, Spain, Sweden and Switzerland.

(SLIDE 20.)

The EEMA Region is expected to be a source of renewed strength for PMI going forward. It had a tremendous second quarter with volume up 1.6%, net revenues increasing by 8.2% excluding currency and acquisitions, and OCI 16.9% higher on the same basis. As mentioned previously, our business is very strong in Russia, where our profitability in the second half of the year is expected to be enhanced by the recent price increase. We have strong business momentum in North Africa, behind both Marlboro and L&M. In Egypt, there has been an important structural improvement in excise taxes, though tax and price levels are now significantly higher than originally expected, which will have an unfavorable near-term impact on market demand. The one market of concern is Turkey, where very large excise tax-driven price increases have resulted in a significant market contraction and consumer downtrading. However, our market share now appears to have stabilized around 41%, the level prevalent as recently as 2008, and Lark is the fastest-growing brand in Turkey.

(SLIDE 21.)

In Asia, volume was 5.2% ahead of last year, excluding acquisitions, and essentially stable after taking into account the inventory build-up in Japan. Net revenues were 11.5% higher and OCI was up by 14.7%, excluding currency and acquisitions. We achieved higher prices and unit margins across several markets, in particular Australia, Indonesia and Pakistan. Our business momentum in Korea continued, with volume growing by 15.9% and market share up a further 3.0 share points to 16.6%. In Indonesia, our volume decreased slightly, as price increases have slowed the overall market growth, while volume was lower in Pakistan where the duty-paid market has declined significantly, due to tax-driven price increases and the growth of illicit trade. Asia is the growth engine for Marlboro. The brand gained volume in many markets, including Indonesia, Japan, Korea and the Philippines, and was supported by our Marlboro Fresh initiatives, such as Marlboro Black Menthol and Marlboro Ice Blast.

(SLIDE 22.)

Volume in Latin America & Canada increased by 0.9%, driven primarily by an increase in the size of the legitimate market in Canada, following more rigorous provincial legislation and, most importantly, improved enforcement. We achieved a strong market share performance, with continued gains in Argentina and Mexico. Net revenues increased by 6.1%, excluding currency, while adjusted OCI, excluding currency, was 0.5% higher, as the increased volume and higher prices were partly offset by higher leaf and manufacturing costs.

(SLIDE 23.)

Adjusted diluted EPS reached $1.00 in the second quarter, a significant increase of 20.5% over 2009, and up by a very robust 16.9% excluding currency. As previously announced in June, reported diluted EPS of $1.07 was boosted in the quarter by a favorable one-time tax item of seven cents for the reversal of provisions, largely due to the completion of U.S. tax audits.

(SLIDE 24.)

Our strong business results have fueled a further increase in our operating cash flow, which was 10.1% higher at $3.5 billion. Excluding currency, operating cash flow was up by 6.3%. Free cash flow increased at a slightly faster rate of 11.1%, and by 7.4%, excluding currency.

(SLIDE 25.)

Our financial strength has enabled us to continue to reward our shareholders. In April, we completed our $13 billion share repurchase program on time and, in May, we started a new $12 billion three-year program. In the quarter, we spent $1.0 billion to purchase an additional 21.7 million shares.

Our dividend of $2.32 per share on an annualized basis represented a yield of 4.6% on 20 July.

(SLIDE 26.)

So let me now summarize.

We again achieved strong financial results this quarter, thanks to an improved volume performance, intact pricing power, driven by our superior brands and broad portfolio, and productivity savings that have enabled us to absorb the foreseen increase in leaf costs. These results were achieved despite some additional challenges with regards to excise taxes and VAT.

Our improved volume performance is based on our unmatched brand portfolio, though please keep in mind that our quarterly shipments in the second half are expected to be unfavorably impacted by this quarter’s inventory build-up at our distributor in Japan. The new architecture and consumer-relevant product innovations are strengthening the Marlboro franchise. During the second quarter, Marlboro’s market share was sequentially up or stable in 21 of our top 30 OCI markets.

Since we established our 2010 EPS guidance in June, the Euro has strengthened against the US Dollar. Consequently, at currently prevailing exchange rates, our positive business momentum should enable us to achieve a reported diluted EPS in 2010 of $3.75 to $3.85. Compared to 2009, this represents a strong growth rate of 16% to 19%, and approximately 14% to 17% excluding currency.

(SLIDE 27.)

Thank you. I will now be pleased to answer any questions you may have.

NICK ROLLI

Well, thank you for joining us. That concludes our call today. If you have any follow-up questions, please contact the investor relations team in Lausanne, Switzerland. The telephone number is posted on our press release that was issued earlier today. Thank you again. Have a great day.

(SLIDE 28–36 – Reconciliation Slides)